HCi Viocare Clinics UK Limited

c/o Centrum Offices

38 Queen Street

Glasgow

Scotland

G1 3DX

10 June 2014

Dear Sirs,

SALE OF THE ENTIRE ISSUED SHARE CAPITAL OF W D SPENCE PROSTHETICS LIMITED (REGSITERED NUMBER SC307652) (the “Company”)

We refer to the sale and purchase of the entire issued share capital of the Company pursuant to a share purchase agreement to be entered into today between ourselves, William Donald Spence of 8 Tomcroy Terrace, Pitlochry, Perthshire, PH16 5JA, Catriona Ann Spence of 500c Brixton Road, Brixton, SW9 8EQ and Eilidh Isabel Malcolm (formerly Spence) of 82 Larkfield Road, Lenzie, Glasgow, G66 3AU (the “Vendors”) and you, HCi Viocare Clinics UK Limited (company registered number SC467486) of c/o Centrum Offices, 38 Queen Street, Glasgow, Scotland, G1 3DX (the “Purchaser”) (the “Agreement”).

This Disclosure Letter, together with all the information contained in Part 1 of the Schedule of this Disclosure Letter, and the information in the documents deemed annexed to it or actually annexed to it as listed in Part 2 of the Schedule of this Disclosure Letter (the “Disclosure Bundle”), constitute the Disclosure Letter referred to in the Agreement.

In this letter we formally disclose to the Purchaser information, facts and circumstances which are inconsistent with the warranties, representations, and undertakings contained in Part 4 of the Schedule of the Agreement ("the Warranties") and which could give rise to claims being made by the Purchaser under the Agreement.

Our liability in relation to any breach of or claim in respect of any of the Warranties and the Tax Undertaking shall be excluded to the extent that the matter which gives rise to such liability is fairly Disclosed in or under this Disclosure Letter.

PART 1: INTRODUCTORY MATTERS

1	In this Disclosure Letter: Bookmark

1.1	the headings and numbering used do not affect the construction or interpretation or limit or restrict any disclosure in it; Bookmark

1.2
in Part 1 and Part 2 of the Schedule of this Disclosure Letter, the headings and/or paragraph numbers referred to are headings and paragraph numbers of Part 4 of the Schedule of the Agreement; Bookmark

1.3
a disclosure made by reference to a specific Warranty or numbered paragraph of the Warranties shall also be deemed to be made in respect of any other Warranty or any other numbered paragraph of the Warranties to which it may be applicable; Bookmark

1.4	if we only give or refer to brief details of a matter, or we refer to a document which is not attached to this letter, or we refer to a specific part of a document, full details of the matter and the entire contents of the document are deemed to be disclosed to the Purchaser who we assume does not require any further details; Bookmark

1.5	no disclosure shall imply any representation, warranty, undertaking, assurance, covenant, indemnity or guarantee or have the effect of extending the scope of any of the Warranties; and Bookmark

1.6
where information contained in this Disclosure Letter contains an opinion, forecast and/or statement as to future or contingent events, no warranty and/or representation is given as to the accuracy of such information. Bookmark

2
If any conflict arises between the contents of any document provided to the Purchaser (including, without limitation, any document attached to or referred to in this Disclosure Letter) and the information contained in the specific disclosures made in Part 1 of the Schedule to this Disclosure Letter, the information contained in the specific disclosures in Part 1 of the Schedule to this Disclosure Letter shall prevail, unless otherwise expressly provided. Bookmark

PART 2: GENERAL DISCLOSURES

1	The following information shall be disclosed or deemed disclosed to the Purchaser: Bookmark

1.1
the contents of the Agreement and any other agreements or documentation entered into upon executing or pursuant to the Agreement and all matters and transactions contemplated by or referred to in the Agreement; Bookmark

1.2	the contents of the Memorandum and Articles of Association of the Company, copies of which have been supplied to the Purchaser; Bookmark

1.3	the matters revealed by an inspection (whether made or not) of any of the statutory registers and minute books of the Company, which have been made available to the Purchaser; Bookmark

1.4
all information and matters which would be revealed by an online search of the file of the Vendors and the Company carried out at Companies House in Edinburgh at close of business on Friday 6th June 2014 Bookmark ;

1.5	all matters specifically shown, provided for, noted or referred to in the Accounts and the Management Accounts; Bookmark

1.6	all information and matters: Bookmark

1.6.1	contained or referred to in the documents in the Disclosure Bundle; Bookmark and

1.7	all matters which the Purchaser ought (without having made special enquiry or incurred special expense) to know would affect businesses similar to the business carried on by the Company.

PART 3: SPECIFIC DISCLOSURES

The specific information and/or matters set out in Part 1 of the Schedule to this Disclosure Letter are disclosed to the Purchaser.

PART 4: ADDITIONAL CLAUSES

1           Governing law and jurisdiction Bookmark

1.1	This Disclosure Letter shall be governed and interpreted in accordance with the laws of Scotland. Bookmark

1.2
The Parties irrevocably agree that the Scottish Courts are to have exclusive jurisdiction to settle any disputes and claims which may arise out of or in connection with this Disclosure Letter. Bookmark

Please acknowledge receipt of this Disclosure Letter (which includes the documents annexed to it as the Disclosure Bundle) and your acceptance of its terms by signing, dating and returning the enclosed duplicate of this letter.

Yours faithfully

________________
William Donald Spence

________________
Catriona Ann Spence

________________
Eilidh Isabel Malcolm

Acknowledgement of the Purchaser

We, the Purchaser, hereby acknowledge receipt of a copy of the foregoing letter (with its schedule) and the documents annexed to it as the Disclosure Bundle (which together constitute the Disclosure Letter referred to in the Agreement) and hereby record our acceptance of its terms.

________________
for and on behalf of
HCi Viocare Clinics UK Limited

SCHEDULE

This is the Schedule referred to in the foregoing Disclosure Letter from William Donald Spence, Catriona Ann Spence and Eilidh Isabel Malcolm to HCi Viocare Clinics UK Limited, dated 10 June 2014

Part 1 – Disclosures

Each of the foregoing disclosures is made in reference to a specific Warranty. Any references to a document are references to documents contained in the Disclosure Bundle annexed to this Letter, an index of which is set out in Part 2 of the Schedule to this Disclosure Letter.

Part 1: General Warranties

Warranty Paragraph No	Inventory of Disclosed Documents	Disclosure
2.5	8.1 11.1 to 11.3 6.4
The document listed as 8.1 in the Disclose Bundle at Part 2 of the Schedule of this Disclosure Letter is the agreement between the Company and 02 entered into on 26 September 2008 in relation to the Mobile Phone (as hereinafter defined). While such agreement still applies in relation to the Mobile Phone, the line rental has reduced considerably since this date.
The documents listed as 11.1-11.3 in the Disclose Bundle at Part 2 of the Schedule of this Disclosure Letter are a sample of manufacturer warranties which, if such manufacturers are engaged, a patient of the Company may, if appropriate, be subject to. These documents are only a sample and are to give a general idea of such warranties and guarantees only. Furthermore, these may have been superseded or no longer be valid and Mr Spence has not made any further enquiries in this regard.
The document listed as 6.4 in the Disclose Bundle at Part 2 of the Schedule of this Disclosure Letter is the Medical Malpractice Liability Insurance for the period from 1 November 2013 to 30 April 2014. Such insurance has been renewed, however, Mr Spence has not yet received any updated policy documentation from W.R. Berkley Insurance (Europe) Limited in respect of such renewal.

4.1	1.5 & 2.1
The Accounts are for the period from 1 October 2012 to 31 December 2013. The Company extended its accounting reference period year end from 30 September to 31 December. The Companies House Form AA01, notifying Companies House of such change, was filed on 18th May 2014. This Form AA01 is Disclosed.

4.8	5.1 to 5.7
The details of all current debts of the Company, which will remain outstanding at Completion, are contained in the Schedule of Aged Debts, which is Disclosed.
The individual invoices, the debts of which make up the Schedule of Aged Debts, are also Disclosed.

5.1	2.14
The Management Accounts are Disclosed
The Management Accounts are an informal, unaudited set of figures which have been prepared by Mr Spence and his accountant, Louise Thomson of Thomson & Co., for the period ending 31st May 2014. They are not formal accounts in any way and are in the form which Mr Spence would use to give him an idea of the working capital position of the Company for a given period.  Mr Spence has used this method to prepare figures for the Company on a regular basis.

6.3
Mr Spence submits that, since the Accounts Date, the Company has been slightly quieter than in previous years. This has not been caused by any one event or factor relating to Mr Spence or the Company. Rather, Mr Spence submits that this is due to the inherent nature of the business of the Company and, further, is due to the industry with which the Company is involved with being quieter generally.

6.7
Since the Accounts Date, the following dividend has been paid to the Vendors:
May 2014
Total: £6,000.00
£3,120.00 to Mr Spence;
£1,440.00 to Miss Spence; and
£1,440.00 to Mrs Malcolm.

The Company has not maintained any Minutes or Resolutions in respect of approval of these dividends.

7.1	1.2	A copy of the Memorandum and Articles of Association of the Company are Disclosed.
7.2	1.1 1.26 1.27
A copy of the statutory books of the Company are Disclosed.
The share certificates of each of the Vendors, which reflect the shareholding of the Company immediately before Completion, are Disclosed. Said share certificates have been executed by Mr Spence only.
The cancelled share certificates, which reflect the shareholding of the Company on its incorporation, are Disclosed.
The Company did not produce a share certificate for Mr Spence to reflect his shareholding immediately after the transfer of shares by Mrs Malcolm and Miss Spence to Mr Spence on 29 August 2006.

7.3		The Company has not, at any time since its incorporation, maintained any Minutes or Resolutions in respect of approval of any dividend paid by the Company.
7.3 & 7.4	1.20 to 1.22
Except as Disclosed, the Company has not maintained any other Minutes or Resolutions since its incorporation.
The Company has not, at any time since its incorporation, maintained any form of asset book.
The Petty Cash Return for the Company will be made available to the Purchasers at Completion.
All files, records, and any other registers of the Company will be made available for collection by the Purchaser after Completion, at the Purchaser’s reasonable request.

7.4 & 17	1.2 1.6 to 1.8 1.13
The Annual Returns for the Company in respect of both the period ending 29 August 2007 and 29 August 2008 incorrectly showed the Company’s shareholding at this time. The shareholding of the Company at these dates was as detailed in the statutory books. The correct shareholding was stated on the Annual Return for the Company in respect of the period ending 29 August 2009. The Annual Return for the Company in respect of the period ending 29 August 2009 also detailed the transfers on the appropriate date i.e. 29 August 2006.  No forms in respect of modifying these incorrect annual returns at Companies House have been filed.
Similarly, the appropriate Companies House Form confirming the appointment of Miss Spence as a director of the Company on 29th August 2006 was not filed by the Company until 7 September 2007.

7.5		The Management Accounts have been prepared by Mr Spence using a computer programme called “Cashflow Manager 6”. The Company has the necessary licence to use this computer programme.
8.5	11.1-11.33
The Company does not give any guarantee or warranty or make any representation in respect of the services provided or the parts fitted i.e. the limbs, which Mr Spence fits. Such guarantees or warranties are given only by the manufacturers of such limbs. Any patients of the Company seeking redress in respect of any faulty parts would do so through the manufacturer themselves. Mr Spence has, however, confirmed that if the limb is faulty then he, acting on behalf of the Company, may speak to the manufacturer directly to enquire about a replacement limb. The Company then may fit this replacement limb without further charge to such patient. This is not a formal undertaking and is at the discretion of Mr Spence.
To illustrate the type of guarantees and warranties given, a small sample of manufacturer’s guarantees have been Disclosed. This is for demonstrative purposes only as there are several suppliers producing many different products, all of which will carry differing warranties depending on what the product is and how it is used.

8.6
One Patient of the Company, Mr George Reid, was recently required to have his socket remade. This was due to the Company and one of the sub-contractors (Dr Anthony McGarry of Choice Prosthetics and Orthotics Ltd) failing to fit him correctly for his limb. Mr Reid was not charged by the Company for fitting this replacement. As far as Mr Spence is aware, this matter was resolved and concluded on 4 June 2014.

10.1	9.1
The Company only operates one bank account. The details of this account are as follows:
Account Name: W D Spence Prosthetics Limited
Account Number: 00659643
Sort Code: 83 44 00
Bank Name: The Royal Bank of Scotland plc
Bank Address: Glasgow City Branch, 10 Gordon Street, Glasgow, G2 4RS
There are no other bank accounts, building society accounts or other deposit accounts of the Company.

12.1 12.6	4.1 & 8.1
The assets of the Company are as follows:
•a computer - Sony Personal Computer SVE1512W1ESI (“the Computer”). The Computer uses a Microsoft Windows operating system.
•the mobile phone – Iphone, IMEI Number: 011742008746251 (“the Mobile Phone”). After Completion, Mr Spence plans to hold discussions with the Purchaser in respect of him possibly retaining ownership of the Mobile Phone; and
•the Website. The Registrant of the Website is Mr Spence. The Registrar of the Website is Easyspace Ltd. Mr Spence will transfer his Registrant status to the Purchaser or the party nominated by the Purchaser after Completion, at the reasonable request of the Purchaser.

12.4
The Company does not have a maintenance contract in place in respect of either the Computer or the Mobile Phone.
The Computer runs McAffee anti-virus software.
Fraser Web Design of 1 Kirtle Place, Gardenhall, East Kilbride G75 8XY (harry@fraserwebdesign.co.uk) are responsible for the maintenance of the Website. The Company pays £20 per month to Fraser Web Design in respect of such maintenance.  Mr Spence states that the Company may have a written agreement in place with Fraser Web Design in respect of this service, however, Mr Spence submits that he cannot find any such written agreement.

12.7, 13, 15.1, 24.2, 24.3
Immediately before Completion, the Company had informal arrangements in place with both Strathclyde University and the Golden Jubilee Hospital, to use each of their facilities and equipment in order to carry out work on behalf of the Company.
The Company does not pay to use either facility or to use their equipment.
There is no written agreement in place in respect of such arrangements and both are on a casual, ad-hoc basis.
The Company has no formal rights to use such facilities or equipment and there is no guarantee that either arrangement will continue after Completion.
Mr Spence has been specifically informed by the Golden Jubilee Hospital that the Company is not guaranteed continued access to its site and its facilities after Completion. It has been suggested by the Golden Jubilee Hospital, however, that a draft agreement may be entered into in respect of Mr Spence or the Company or the Purchaser being allowed continued access to its site and facilities after Completion. A draft of such agreement has not yet been forwarded to Mr Spence.

15.	7.1 & 7.2 7.3 & 7.4
Mr Spence is a member of the following bodies:
•International Society for Prosthetics and Orthotics;
•British Association of Prosthetists and Orthotists (“BAPO”); and
•Health & Care Professions Council.
A copy of the certificates in respect of such memberships are Disclosed.
All such memberships are in Mr Spence’s own name and are not in the name of the Company. Mr Spence’s membership of these bodies will continue after Completion.
The Company has no membership of these bodies whatsoever.
The Company is registered with the Information Commissioner in terms of Data Protection legislation. A copy of the certificate confirming such registration is Disclosed. Such registration expires on 16 October 2014.

16.	4.1
The Company owns the Website’s domain name. The Website is registered with Nominet, the .UK domain name registry. Evidence of such registration is Disclosed.  The Registrant of the Website is Mr Spence. The Registrar of the Website is Easyspace Ltd. Mr Spence will transfer his Registrant status to the Purchaser or a nominee of the Purchaser after Completion, at the reasonable request of the Purchaser.

20.1 & 20.2
There are no employees of the Company.
The only employees which the Company has ever had was Mrs Malcolm and Miss Spence. Mrs Malcom and Miss Spence are no longer employees of the Company and have not been for at least the 3 years prior to Completion.
From time to time, the Company sub-contracts some of its work to the following three parties:
•Mr Stephen Murray;
•Mr Martin Boyle; and
•Dr Anthony McGarry of Choice Prosthetics and Orthotics Ltd.
Such arrangements are informal and on an ad-hoc basis. The Company does not and has never had any formal sub-contracting arrangement with these parties. For the avoidance of doubt, these parties are not and have never been employees of the Company.

21.	6.1 to 6.4 6.1 6.4
The Company does not have any insurance policy in its name whatsoever. The Company has not, at any time, had any insurance policy in its name.
All insurance in respect of work carried out and invoiced by the Company is in Mr Spence’s name.
The following certificates of insurance are Disclosed:
•Public and Products Liability
•Medical and Malpractice Liability
As Mr Spence was viewed a sole practioner by BAPO prior to Completion, BAPO effected a group policy of insurance, under which Mr Spence is, in his own name, a member of. Details of such insurance are Disclosed.
By virtue of his membership with BAPO, BAPO provide insurance to Mr Spence in respect of the National Health Service patients whom he carries out work for. The cost of such insurance is included as part of Mr Spence’s yearly membership fee of BAPO. The Company pays an annual membership fee for Mr Spence to be a member of BAPO.
By virtue of his membership with BAPO, BAPO also provide insurance to Mr Spence in respect of any private patients whom he carries out work for. The cost of such insurance is an annual fee of £250. The Company pays this annual fee.
The Medical Malpractice Liability Insurance Disclosed listed as document 6.4 in the Disclose Bundle at Part 2 of the Schedule of this Disclosure Letter is for the period from 1 November 2013 to 30 April 2014. Such insurance has been renewed, however, Mr Spence has not yet received updated policy documentation from W.R. Berkley Insurance (Europe) Limited in respect of such renewal.

21.2.1 and 21.2.2		The Computer, the Mobile Phone and the Website are not and have never been insured.
24	2.14
Mr Spence has confirmed that the Company has the following work in progress outstanding at Completion. The Company will be required to be complete such work.
•Myra Smith. Being fitted with a cosmetic silicone thumb prosthesis.  This is currently at the fitting stage. The possible conclusion date is approximately 4 – 6 weeks from Completion.  A deposit of £1695.00 has been paid with the balance of £1695.00 payable on delivery of the prosthesis. Mr Spence believes that Otto Bock will invoice the Company approximately £2,238.00 for their work.

•James Aird. Being fitted with a trans-tibial prosthesis.  The Company is currently awaiting delivery of the foot.  When this arrives then the fitting stage will occur. Thereafter, all going well, Mr Spence hopes this can be delivered approximately two weeks after such fitting. Following the conclusion of this, Axa Insurance will be invoiced £9,439.00.  Blatchford will invoice the Company approximately £4,000 for the said foot.

24.5	10.1 & 10.2
The Company does not have standard terms and conditions upon which any patients engage with the Company. It does, however, supply prospective patients with a quotation as well as a letter informing them of the terms of such quotation. Styles of such documentation are Disclosed.

27.1	3.1 to 3.4	Corporation Tax returns for the three years prior to Completion have been Disclosed.
27.38		The tax written down value of the fixed assets is nil and the book value per the Accounts is £649, the deferred tax provision is accordingly £130.
27.60	1.1 & 1.28
The Shares transferred by Mrs Malcolm and Miss Spence to Mr Spence on 29 August 2006 were for no value. No stamp duty was, therefore, due on such transfers.
The Shares transferred by Mr Spence to Mrs Malcolm and Miss Spence on 1 October 2013 were for no value. No stamp duty was, therefore, due on such transfers.

27.63 to 27.81
The Company is not VAT registered.
The Company makes zero rated supplies and is exempt from registration under VAT 700/1.
The Company may, at some time after its incorporation, have had some standard rated supplies in the form of reports. However, these were small and well below the VAT threshold so no registration for VAT was necessary.

27		The Corporation tax due for both the periods of 1 September 2012 to 31 October 2013 and 1 September 2013 to 31 December 2013 were paid by the Company on 4 June 2014.

Part 2: Tax Undertaking

1 to 7.5
Corporation Tax returns for the three years prior to Completion have been Disclosed.
The tax written down value of the fixed assets is nil and the book value per the Accounts is £649, the deferred tax provision is accordingly £130.
The Company is not VAT registered.
The Company makes zero rated supplies and is exempt from registration under VAT 700/1.
The Company may, at some time after its incorporation, have had some standard rated supplies in the form of reports. However, these were small and well below the VAT threshold so no registration for VAT was necessary.
The Corporation tax due for both the periods of 1 September 2012 to 31 October 2013 and 1 September 2013 to 31 December 2013 were paid by the Company on 4 June 2014.

Part 2 – Disclosure Bundle

Disclosure Bundle index

1.	Company Documents

1.1.	Statutory registers of the Company (copy)
1.1.1.	Register of Allotments
1.1.2.	Register of Members
1.1.3.	Register of Transfers
1.1.4.	Register of Directors
1.1.5.	Register of Directors’ Interests
1.1.6.	Register of Secretaries
1.1.7.	Register of Mortgages and Charges
1.2.	Certificate of Incorporation (copy) and Memorandum and Articles of Association
1.3.	Annual Return to 29 August 2013
1.4.	Companies House Report 30 May 2014
1.5.	Form AA01, date filed 18 May 2014
1.6.	Annual Return to 29 August 2007
1.7.	Annual Return to 29 August 2008
1.8.	Annual Return to 29 August 2009
1.9.	Annual Return to 29 August 2010
1.10.	Annual Return to 29 August 2011
1.11.	Annual Return to 29 August 2012
1.12.	Form 225, date filed 29 August 2006
1.13.	Form 288a, date filed 7 September 2007
1.14.	Form CH01, Mr Spence, date filed 7 October 2010
1.15.	Form CH01, Miss Spence, date filed 7 October 2010
1.16.	Form TM01, Miss Spence, date filed 31 August 2011
1.17.	Form AD01, date filed 7 June 2012
1.18.	Form CH01, Mr Spence, date filed 11 September 2012
1.19.	Form CH03, Mrs Malcolm, date filed 11 September 2012
1.20.	Board Minutes of the first meeting of the Board of Directors held on 29 August 2006
1.21.	Elective Resolutions passed by the Company on 29 August 2006
1.22.	Minutes of a Meeting of the Board of Directors held on 29 August 2006
1.23.	Letter from Companies House to the Company re Accounts Date, dated 3 October 2006
1.24.	Email from Companies House to the Company re Company has joined PROOF, dated 7 October 2010
1.25.	Email from Companies House to the Company re TM01, dated 31 August 2011
1.26.	Share Certificates of the Vendors which reflect the shareholding of the Company immediately before Completion (copy)
1.27.	Cancelled Share Certificates (copy)
1.28.	Stock Transfer Forms in respect of the transfer of shares from Mr Spence to Mrs Malcolm and Mr Spence to Miss Spence on 1 October 2013

2.	Accounting and Finance Documents

2.1.	Abbreviated Accounts as at 31 December 2013
2.2.	Abbreviated Accounts as at 30 September 2012
2.3.	Abbreviated Accounts as at 30 September 2011
2.4.	Abbreviated Accounts as at 30 September 2010
2.5.	Abbreviated Accounts as at 30 September 2009
2.6.	Abbreviated Accounts as at 30 September 2008
2.7.	Abbreviated Accounts as at 30 September 2007

2.8.	Report of the Director and Unaudited Financial Statements for period 1 October 2012 to 31 December 2013
2.9.	General Ledger, Nominal Ledger plus Accounting Adjustments for period from 1 October 2011 to 30 September 2012
2.10.	General Ledger, Nominal Ledger plus Accounting Adjustments for period from 1 October 2010 to 30 September 2011
2.11.	General Ledger for period from 1 October 2012 to 30 September 2013
2.12.	General Ledger for period from 1 October 2013 to 31 December 2013
2.13.	Nominal Ledger plus Accounting Adjustments for period to 31 December 2013
2.14.	Management Accounts of the Company as at 31 May 2014

3.	Taxation Documents

3.1.	CT600 & Computation for period from 1 October 2013 to 31 December 2013
3.2.	CT600 & Computation for period from 1 October 2012 to 30 September 2013
3.3.	CT600 & Computation for period from 1 October 2011 to 30 September 2012
3.4.	CT600 & Computation for period from 1 October 2010 to 30 September 2011

4.	IP and IT Documentation

4.1.	Search results from Nominet Register of UK domain name, obtained on 30 May 2014, in respect of the Website.

5.	Debts

5.1.	Schedule of Current Debts owed to the Company
5.2.	Invoice to Brodies LLP Solicitors, Invoice Number 06468
5.3.	Invoice to Mr Adam Andrew, Invoice Number 06480
5.4.	Invoice to Brodies LLP Solicitors, Invoice Number 06483
5.5.	Invoice to Brechin Tindal Oatts Solicitors, Invoice Number 06486
5.6.	Invoice to Mr Adam Andrew, Invoice Number 06488
5.7.	Invoice to Mrs Freda Fowler, Invoice Number 06489

6.	Certificates of Insurance

6.1	Insurance Confirmation from BAPO: Confirmation that BAPO Member William Spence – M1515 purchased the BAPO Members Private Practice Insurance Supplement. Period 1st January 2014 to 31st December 2014.
6.2
Evidence of Insurance from Towergate Insurance evidencing that the Full Members, Technician Associate Members, Assistant Associate Members and Retired Members of the British Association of Prosthetists and Orthotists by Towergate Insurance, acting as Insurance Brokers, confirm that their clients have the following insurances in force:

•	Public & Products Liability provided by W.R. Berkley Insurance (Europe) Limited: Policy Number GIM120G6S237; and
•	Medical Malpractice Liability provided by W.R. Berkley Insurance (Europe) Limited: Policy Number MQM135A2B903.
6.3	Endorsements from W.R. Berkley Insurance (Europe) Limited – Confirmation of extension of policy in respect of Policy Number GIM131G6S237.
6.4	Medical Malpractice Liability Insurance from W.R. Berkley Insurance (Europe) Limited. Policy Number MQN136A2B903. Policy Period 1 November 2013 to 30 April 2014.

7.	Memberships & Licenses
7.1	Certificate from the International Society for Prosthetics and Orthotics in respect of Mr Spence being a member for the year 2014, Membership Number 00539.
7.2
Certificate from the Health & Care Professions Council, certifying that Mr Spence is registered and is entitled to practice with the title “Prosthetist / orthotist” for the period 1 October 2013 – 30 September 2015, registration number PO00600; and Certificate from the British Association of Prosthetists and Orthotists certifying that Mr Spence is a full member.

7.3
Certificate of Registration from the Information Commissioner’s Office, certifying that the Company is registered with the Information Commissioner’s Office under Registration Reference Z1081985, registration start date 17 October 2007 – registration expiry date 16 October 2014.

7.4
Data Protection Act 1998, Register Entry Report from the Information Commissioner’s Office, Data Controller – the Company, Registration Number Z1081985, registered 17 October 2007 – expiry date 16 October 2008.

8.	Contracts & Assets

8.1	Business Airtime Agreement between the Company and 02, Contract Number DMBG-000055306, Contract Date 26 September 2008, in respect of mobile phone IMEI Number: 011742008746251.

9.	Banking
9.1   Statement of the Company’s Bank Account, as at close of business on 6 June 2014

10.	Standard Terms and Conditions
10.1	Standard Quotation Documents by the Company.
.2	Standard style letter from the Company to prospective patients to accompany quote.

11.	Standard Supplier Warranties
11.1	Terms and Conditions of Warranty from Otto Bock HealthCare Products GmbH
11.2	Terms of Sale and Policies from Össur
11.3	Warranty Statement from Endolite